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                                                                    Exhibit 99.3

              NEBRASKA BOOK COMPANY, INC. AND NBC ACQUISITION CORP.
HAVE RECEIVED THE REQUISITE CONSENTS PURSUANT TO THEIR TENDER OFFERS AND CONSENT
 SOLICITATIONS TO AMEND THE INDENTURES GOVERNING THE 8-3/4% SENIOR SUBORDINATED
      NOTES DUE 2008 AND THE 10-3/4% SENIOR DISCOUNTED DEBENTURES DUE 2009.

      February 19, 2004 -- Nebraska Book Company, Inc. and NBC Acquisition Corp., Nebraska Book Company, Inc.'s parent company, announced today that:

      - Nebraska Book Company, Inc. has received tenders and related consents from a sufficient number of holders of its $110 million outstanding principal amount of 8-3/4% Senior Subordinated Notes due 2008 (the "Notes") to amend the indenture governing the Notes; and

      - NBC Acquisition Corp. has received tenders and related consents from a sufficient number of holders of its $76 million outstanding principal amount of 10-3/4% Senior Discounted Debentures due 2009 (the "Debentures") to amend the indenture governing the Debentures.

      The consent date relating to both consent solicitations expired yesterday (Wednesday, February 18, 2004) at 5:00 p.m., New York City time. On or prior to the consent date, holders of approximately 85.764% of the outstanding principal amount of the Notes had tendered their Notes and consented to the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement regarding the Notes. On or prior to the consent date, holders of approximately 86.178% of the outstanding principal amount of the Debentures had tendered their Debentures and consented to the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement regarding the Debentures. These amendments will not become operative, however, unless and until the Notes or Debentures tendered are accepted for payment pursuant to the terms of their respective tender offers. When the amendments to each indenture become operative, they will become binding on all holders of the Notes or the Debentures, regardless of whether they participated in the tender offers and consent solicitations.

      Under the terms of the tender offer for the Notes, the purchase price of $1,029.17 per $1,000 principal amount will be paid for any and all of the Notes which were validly tendered by the consent and are accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. This payment includes a consent payment of $1.25 per $1,000 principal amount of Notes tendered. Holders that tender their Notes after the consent date has expired will receive the purchase price of $1,027.92 per $1,000 principal amount of Notes tendered.

      Under the terms of the tender offer for the Debentures, the purchase price of $1,035.83 per $1,000 principal amount will be paid for any and all of NBC Acquisition Corp.'s Debentures which were validly tendered by the consent date and are accepted for purchase, as well as accrued and unpaid interest up to, but not including, the payment date. This payment includes a consent payment of $1.25 per $1,000 principal amount of Debentures tendered. Holders that tender their Debentures after the consent date has expired will receive the purchase price of $1,034.58 per $1,000 principal amount of Debentures tendered.

      The tender offers are scheduled to expire at 12:00 midnight, New York City time, on Wednesday, March 3, 2004, unless extended or earlier terminated.

                                      * * *
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      This press release is neither an offer to purchase nor an offer to sell securities, nor is it a solicitation of consents with respect to any securities. Nebraska Book Company, Inc.'s tender offer and consent solicitation is being made only by reference to its Offer to Purchase and Consent Solicitation Statement, dated February 4, 2004. NBC Acquisition Corp.'s tender offer and consent solicitation is being made only by reference to its Offer to Purchase and Consent Solicitation Statement, dated February 4, 2004. Copies of these documents may be obtained from Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 or (866) 857-2200. Questions regarding the tender offers and consent solicitations should be addressed to JPMorgan and Citigroup, the Dealer Managers and Solicitation Agents, as follows: JPMorgan at
(212) 270-9153 and Citigroup at (800) 558-3745 or (212) 723-6106.

CONTACT:    Alan G. Siemek
            Chief Financial Officer
            (402) 421-0499

                             "SAFE HARBOR" STATEMENT
           UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      This press release contains or incorporates by reference certain statements that are not historical facts, including, most importantly, information concerning the tender offer and consent solicitation commenced by Nebraska Book Company, Inc. and NBC Acquisition Corp., as well as information concerning a recapitalization of NBC Acquisition Corp., and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address events, transactions or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual performance or achievements of the companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, both Nebraska Book Company, Inc. and NBC Acquisition Corp. claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Neither Nebraska Book Company, Inc. nor NBC Acquisition Corp. will undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.